UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2022

GAN Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-39274	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(Address of principal executive offices, including ZIP code)

(702) 964-5777

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01	GAN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 23, 2022, the Audit Committee of the Board of Directors (the “Audit Committee”) of GAN Limited (the “Company”), after discussion with the management of the Company, concluded that the Company’s previously issued unaudited condensed consolidated financial statements for the periods ended June 30, 2021 and September 30, 2021 (such reports, the “2021 2Q and 3Q Financial Statements”) should be restated and no longer relied upon. Following further management investigation into the prior financial statements, on March 29, 2022, the Audit Committee subsequently determined that the unaudited condensed consolidated financial statements for the period ended March 31, 2021 (such report, together with the 2021 2Q and 3Q Financial Statements, the “2021 Quarterly Financial Statements”) should also be restated and no longer relied upon.

As part of preparing its Annual Report on Form 10-K for the year ended December 31, 2021, the Company identified errors in the accounting for capitalized software development costs, as well as errors relating to the recognition of revenue associated with certain contractual deliverables. The Company’s preliminary analysis indicates that these errors resulted in an understatement of net loss of approximately $0.7 million, $0.9 million and $0.8 million in each of the first, second and third quarters of 2021, respectively.

During the course of management’s year-end procedures, the Company examined the allocation of employee costs attributed to software development and concluded that certain time and functions previously reported as attributable to software development were not applied consistently with applicable accounting principles. In addition, the Company assessed the recognition of revenue associated with certain contractual deliverables and determined that a portion of the initial revenue recognized at the onset of certain customer contracts should instead have been recognized over the full term of the contract as the performance obligations were not complete during the periods at which such revenues were recognized. Accordingly, management undertook a full review of the cost allocation and revenue recognition errors and determined that the aggregate effect of these individual errors was material to the 2021 Quarterly Financial Statements.

The Company’s preliminary analysis indicates that the cumulative impacts of the above described errors on the Company’s 2021 Quarterly Financial Statements, prior to giving effect to the Restatements (as defined below), are an increase in net loss for the three months ended March 31, 2021, the six months ended June 30, 2021 and the nine months ended September 30, 2021 of approximately $0.7 million, $1.6 million and $2.4 million, respectively.

The Company intends to file a Form 10-Q/A for each of the periods impacted by the above (“Amended Reports”) and intends to include restated 2021 Quarterly Financial Statements, as applicable, with each filing (the “Restatements”). The Company intends to file its Amended Reports concurrently with or shortly before its Annual Report on Form 10-K for the year ended December 31, 2021, expected on or before April 15, 2022, the expiration of the extension period available under Rule 12b-25.

Management has determined that a material weakness existed in the Company’s internal control over financial reporting as of the end of each of the quarterly periods specified above related to the completeness and accuracy of accounting for, and disclosure of, software development costs and the timing of revenue recognition where performance obligations were ongoing, which resulted in the aforementioned misstatements. The Company will provide further specifics on the material weakness in the Amended Reports.

The Company’s management reassessed its conclusions regarding its disclosure controls and procedures as of March 31, June 30, 2021 and September 30, 2021 in light of the misstatements described above. The Company has determined that the material weakness in internal control over financial reporting described above existed as of March 31, 2021, June 30, 2021 and September 30, 2021, and therefore has concluded that the Company did not maintain effective disclosure controls and procedures as of the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021. Therefore, the Company’s previous evaluation of its disclosure controls and procedures as of those dates should no longer be relied upon.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, Grant Thornton, LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2022	GAN Limited

/s/ Karen E. Flores
Karen E. Flores
Chief Financial Officer